Exhibit 99.1

Allergan Reports Exceptional Second Quarter 2015 Performance with 116% Increase in Net Revenue to $5.76 Billion and 29% Growth in Non-GAAP EPS to $4.41

-- Adjusted EBITDA Increases 203% to $2.6 Billion in Second Quarter 2015 --

-- Strong Performance Across All Businesses --

-- Q2 2015 GAAP Loss Per Share of $0.80 –

-- Integration of Actavis-Allergan On-Track --

DUBLIN, Aug. 6, 2015 /PRNewswire/ -- Allergan plc (NYSE: AGN) reported continued exceptional performance with net revenue increasing 116 percent to $5.76 billion for the quarter ended June 30, 2015, compared to $2.67 billion in the second quarter 2014. On a non-GAAP basis, diluted earnings per share increased 29 percent to $4.41 for the second quarter 2015, compared to $3.42 in the second quarter 2014. GAAP loss per share for the second quarter 2015 was $0.80, compared to GAAP income per diluted share of $0.28 in the prior year period. GAAP results were impacted by amortization, in-process research and development impairments, acquisition-related expenses, acquisition accounting valuation related expenses and severance and integration costs associated with acquired businesses, mainly the acquisitions of Allergan on March 17, 2015 and Forest Laboratories on July 1, 2014.

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"In our first full quarter as a combined Company, Allergan delivered exceptional results. Our performance was powered by operational excellence and double-digit growth across our Brands and Global Generics businesses, while continuing outstanding momentum on the integration of Actavis and Allergan. We also achieved important R&D milestones that will help fuel both our branded and generics businesses in the future," said Brent Saunders, CEO and President of Allergan. "I am thankful to our more than 30,000 global employees for their commitment to our customers and for driving another quarter of outstanding results."

"We continue to strengthen our leadership position in key therapeutic areas through a strong focus on organic productivity, while also executing business development agreements to complement and build on our position in those therapeutic areas. Agreements to acquire Kythera, Oculeve and Naurex, and our agreement to license Merck's CGRP migraine program are perfect complements to our existing products in Eye Care, Aesthetics and Central Nervous System," added Saunders. "Allergan also recently made the bold decision to divest its generics business to Teva and to streamline its operations with laser sharp focus on its future as a branded Growth Pharma leader."

Other Operating Results
For the second quarter 2015, non-GAAP gross margin was 72.3 percent compared to 56.3 percent in the second quarter of 2014, reflecting the impact of the Allergan acquisition. Total non-GAAP SG&A as a percent of non-GAAP revenue for the second quarter 2015 was 21.7% compared to 18.7% in the prior year period. For the second quarter 2015, non-GAAP R&D spending was $406.0 million compared to $184.8 million in the prior year. Adjusted EBITDA increased 203 percent to $2.61 billion in the second quarter of 2015, compared to $862.0 million for the second quarter 2014. Cash flow from operations for the second quarter of 2015 was $1.4 billion and cash and marketable securities were $1.5 billion as of June 30, 2015.

Top Global Branded Product Highlights

ALLERGAN PLC
GLOBAL NET REVENUES TOP PROMOTED PRODUCTS
(Unaudited; in millions)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2015	2014	Dollars	%	2015	2014	Dollars	%

Botox®	$ 631.5	$ -	$ 631.5	100.0%	$ 750.8	$ -	$ 750.8	100.0%
Restasis®	325.0	-	325.0	100.0%	354.9	-	354.9	100.0%
Namenda® IR	232.6	-	232.6	100.0%	478.0	-	478.0	100.0%
Namenda XR®	204.7	-	204.7	100.0%	355.3	-	355.3	100.0%
Fillers	195.9	-	195.9	100.0%	220.5	-	220.5	100.0%
Lumigan®/Ganfort®	176.5	-	176.5	100.0%	197.7	-	197.7	100.0%
Bystolic®	157.1	-	157.1	100.0%	321.2	-	321.2	100.0%
Asacol®/Delzicol®	149.3	148.9	0.4	0.3%	298.5	301.7	(3.2)	(1.1)%
Alphagan®/Combigan®	135.5	-	135.5	100.0%	151.5	-	151.5	100.0%
Linzess®/Constella®	112.1	-	112.1	100.0%	208.3	-	208.3	100.0%
Viibryd®/Fetzima®	80.7	-	80.7	100.0%	160.3	-	160.3	100.0%
Lo Loestrin®	79.2	68.0	11.2	16.5%	162.5	130.4	32.1	24.6%
Breast Implants	71.8	-	71.8	100.0%	81.4	-	81.4	100.0%
Estrace® Cream	70.1	57.9	12.2	21.1%	142.0	111.2	30.8	27.7%
Aczone®	60.3	-	60.3	100.0%	66.3	-	66.3	100.0%
Minastrin® 24	56.1	56.5	(0.4)	(0.7)%	121.5	104.4	17.1	16.4%
Other Branded Products Revenues	973.6	305.6	668.0	218.6%	1,687.9	631.0	1,056.9	167.5%
Total Branded Products Revenues	3,712.0	636.9	3,075.1	482.8%	5,758.6	1,278.7	4,479.9	350.3%
Total Generic Products Revenues	1,580.6	1,603.3	(22.7)	(1.4)%	3,306.6	3,226.4	80.2	2.5%
ANDA Revenues	462.4	427.0	35.4	8.3%	924.0	817.2	106.8	13.1%
Total Net Revenues	$ 5,755.0	$ 2,667.2	$ 3,087.8	115.8%	$ 9,989.2	$ 5,322.3	$ 4,666.9	87.7%

For the second quarter 2015, total global branded product revenues were $3.7 billion versus $637 million in the prior year quarter. Top key branded product highlights in the quarter included:

  Botox® revenues in the second quarter of 2015 were $632 million, driven by continued strong growth in both aesthetic and therapeutic indications.
  Restasis® revenues in the second quarter of 2015 were $325 million, following launch of the product's DTC campaign and launch into the primary care marketplace in the quarter.
  Namenda® XR revenues in the second quarter of 2015 were $205 million, driven by continued conversion of Namenda® IR prescriptions.
  Fillers' revenues in the second quarter of 2015 were $196 million, reflecting strong international performance of Juvederm®/Voluma® and product line extensions.
  Alphagan®/Combigan® revenues in the second quarter of 2015 were $136 million, driven by Combigan® as the feature growth driver within our Glaucoma franchise.
  Linzess®/Constella® revenues in the second quarter of 2015 were $112 million, supported by the launch of the Linzess® DTC campaign and OTC conversion. Linzess® prescription growth continues at a steady pace.
  LoLoestrin® revenues in the second quarter of 2015 were $79 million, with total prescription growth outpacing the market.

Pipeline Update
Following the completion of the Allergan acquisition, the Brands Research & Development team has completed most of the pipeline prioritization, identifying key programs that will continue in development. Allergan now has more than 70 innovative products in mid-to-late stage development within seven therapeutic areas including biosimilars.

The Company plans to continue to evaluate timing of these opportunities and will provide additional details along with its third quarter earnings report on November 4th. R&D productivity continued during the quarter, with more than 100 approvals and 56 regulatory submissions for Branded projects worldwide in 2015. Key development highlights in the quarter included:

US and International Branded Product Approvals and Launches

  Viberzi™ (Eluxadoline) received Food and Drug Administration (FDA) approval for the treatment of Irritable Bowel Syndrome with Diarrhea (IBS-D) in Adults. Allergan is awaiting Drug Enforcement Agency (DEA) scheduling of Viberzi®. In addition, Allergan submitted a dossier for approval of the product in the European Union in May 2015.
  NATRELLE® INSPIRA round gel-filled textured breast implants received FDA approval for women undergoing breast reconstruction, augmentation or revision surgery.
  NATRELLE® X and L Series silicone-filled breast implants received FDA approval, adding to a wide range of surgical options for physicians and patients across the Natrelle® 410 Shaped Gel Breast Implants line.
  Botox® received approval in Japan for the treatment of strabismus.
  Juvederm® received licensing rights for commercial sale of the product from the Chinese regulatory authority.
  NAMZARIC™ (memantine hydrochloride extended-release and donepezil hydrochloride), a once-daily, fixed-dose combination of memantine hydrochloride extended-release (a NMDA receptor antagonist), and donepezil hydrochloride (an acetylcholinesterase inhibitor), was launched in the United States.

Regulatory Submissions & Clinical Data

  Allergan announced that a New Drug Application (NDA) was submitted to the Japanese PMDA for Botox® for the treatment of crow's feet lines in adults aged 65 and over.
  Allergan initiated pivotal Phase III trials of DARPin® for the potential treatment of Age-related Macular Degeneration (AMD).
  Allergan announced presentation of data from its Alzheimer's disease portfolio at the 2015 Alzheimer's Association International Conference. Highlights included analyses on the use of memantine, extended-release memantine, and combination therapy with memantine and donepezil.

North American Generics and International

  Confirmed 12 first-to-file (FTF) opportunities year-to-date including generic versions of Uceris®, Letairis®, and Tyvaso®. Actavis' FTF performance continues to lead the industry.

Upcoming Pipeline Milestones

  The PDUFA date for Cariprazine, a potential treatment for patients with schizophrenia and patients with manic or mixed episodes associated with bipolar I disorder is expected in September of 2015.
  Top-line phase III data of a low dose version of Linzess® for the treatment of patients with Chronic Idiopathic Constipation (CIC) is expected later in the second half of 2015. An sNDA submission is expected in 2016.
  Enrollment in a Phase III trial of Esmya® for the treatment of uterine fibroids continues. Enrollment is expected to be completed by the end of the year.
  Phase II studies of DARPin® in Diabetic Macular Edema (DME) are ongoing in Japan and in the United States.
  A U.S. submission for a multi-dose preservative free formulation of Restasis® is planned in September 2015.
  Phase III trials are currently recruiting in the U.S. for Bimataprost SR, a potential treatment for glaucoma. European trials are expected to begin later this year.
  Phase III data for SER 120, a low-dose nasal formulation for the treatment of Nocturia, were recently completed. Data is currently under review.
  In Dermal Fillers, a US submission for Juvederm® Volbella for use in lips is expected in the third quarter of 2015.
  Regulatory submissions for a single-dose formulation of Dalvance® have been completed in the US and European Union.
  A PDUFA date for Teflaro® for the potential treatment of bacteremia is expected later in 2015.
  Phase III topline results for Allergan's biosimilar Avastin® (Bevacizumab) is expected in the third quarter of 2015.

Business Development Update
To accelerate Allergan's position as a leader in key therapeutic categories and as a Branded Growth Pharma leader, the company continued to execute on a number of business development efforts to strengthen key franchises. These included:

Kythera
On June 17, 2015, Allergan announced a definitive agreement to acquire Kythera Biopharmaceuticals ("Kythera") for approximately $2.1 billion. The acquisition of Kythera immediately enhances Allergan's global facial aesthetics portfolio with the addition of KYBELLA™, a first-in-class and only approved non-surgical treatment for contouring of moderate-to-severe submental fullness. The transaction is anticipated to close in Q3 2015 and is subject to customary antitrust approval.

Oculeve
On July 6, 2015, Allergan and Oculeve, Inc. announced an agreement under which Allergan will acquire Oculeve in an all-cash transaction. Under the terms of the agreement, Allergan will acquire Oculeve for a $125 million upfront payment and commercialization milestone payments. Oculeve adds novel, complementary dry eye development compounds to Allergan's current eye care research and development program, including OD-01, a non-invasive nasal neurostimulation device that increases tear production in patients with dry eye disease. The transaction has received antitrust approval and is anticipated to close shortly.

Merck CGRP
On July 7, 2015, Allergan and Merck announced an agreement under which Allergan will acquire the exclusive worldwide rights to Merck's investigational small molecule oral calcitonin gene-related peptide (CGRP) receptor antagonists for an upfront payment of $250 million, and potential development and commercial milestone payments. The agreement gives Allergan rights to two CPRG receptor antagonists: MK-1602 and MK-8031, which are first-in-class, novel oral therapies in development for the acute treatment of migraine and prevention of migraine and are complementary to Allergan's CNS development pipeline.

Naurex
On July 26, 2015, Allergan and Naurex Inc. ("Naurex") announced they entered into a definitive agreement under which Allergan will acquire Naurex in an all-cash transaction. Allergan will acquire Naurex for a $560 million upfront payment net of cash acquired, as well as potential R&D success-based and sales-threshold milestone payments. The deal strengthens Allergan's long-term growth profile in CNS with the addition of Naurex's lead development product rapastinel (GLYX-13) and NRX-1074, both NMDA modulators with a novel mechanism of action for the potential treatment of depression.

Divestiture of Global Generics Business to Teva

Effective July 26, 2015 we entered into a master purchase agreement under which Teva Pharmaceutical Industries Ltd. ("Teva") agreed to acquire our global generic pharmaceuticals business and certain other assets for $40.5 billion. We will receive $33.75 billion in cash, subject to customary adjustments, and $6.75 billion (~ 100.3 million shares)* in Teva stock. Under the agreement, Teva will acquire our global generics business, including the United States ("U.S.") and international generic commercial units, third-party supplier Medis, global generic manufacturing operations, the global generic R&D unit, the international over-the-counter (OTC) commercial unit (excluding OTC eye care products) and some established international brands. The results of these operations are primarily reflected in our International Brands and Global Generics segments, along with certain shared general and administrative corporate costs. The transaction is subject to customary closing conditions and expected to close in 2016.

Webcast and Conference Call Details
Allergan will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss second quarter 2015 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 73405830. To access the live webcast, go to Allergan's' Investor Relations Web site at http://ir.allergan.com.

A replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 p.m. Eastern Time on August 20, 2015. The replay may be accessed by dialing (855) 859-2056 and entering Conference ID# 73405830. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same Conference ID#. To access the webcast replay, go to Allergan's Investor Relations Web site at http://ir.allergan.com.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women's health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world's third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan's website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the risks associated with acquisition transactions; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (such periodic public filings having been filed under the "Actavis plc" name) and from time to time in Allergan's other investor communications . Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

*$67/share based on the 20 day volume weighted average price (VWAP) and will be subject to a 12-month lock up.

The following table presents Allergan plc's GAAP and Non-GAAP statement of operations for the three months ended June 30, 2015 and 2014.

								Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO NON-GAAP STATEMENT OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended				Three Months Ended
	June 30, 2015				June 30, 2014

	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Net revenues	$ 5,755.0	$ (23.5)	(1)	$ 5,731.5	$ 2,667.2	$ (31.9)	(1)	$ 2,635.3

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	2,130.1	(542.9)	(2)	1,587.2	1,296.5	(145.4)	(11)	1,151.1
Research and development	454.9	(48.9)	(3)	406.0	158.0	26.8	(12)	184.8
Selling, general and administrative	1,461.2	(218.0)	(4)	1,243.2	561.6	(68.2)	(13)	493.4
Amortization	1,673.5	(1,673.5)	(5)	-	422.9	(422.9)	(5)	-
In-process research and development impairments	197.6	(197.6)	(6)	-	16.3	(16.3)	(14)	-
Asset sales and impairments, net	0.6	(0.6)	(6)	-	5.8	(5.8)	(14)	-
Total operating expenses	5,917.9	(2,681.5)		3,236.4	2,461.1	(631.8)		1,829.3
Operating (loss) / income	(162.9)	2,658.0		2,495.1	206.1	599.9		806.0

Non-operating income (expense):
Interest income	2.6	-		2.6	1.2	-		1.2
Interest expense	(339.9)	(19.4)	(7)	(359.3)	(79.1)	(5.4)	(15)	(84.5)
Other income (expense), net	(48.7)	49.1	(8)	0.4	(35.8)	34.5	(16)	(1.3)
Total other income (expense), net	(386.0)	29.7		(356.3)	(113.7)	29.1		(84.6)
(Loss) / income before income taxes and noncontrolling interest	(548.9)	2,687.7		2,138.8	92.4	629.0		721.4
(Benefit) / provision for income taxes	(307.3)	617.0	(9)	309.7	43.6	79.5	(9)	123.1
Net (loss) / income	(241.6)	2,070.7		1,829.1	48.8	549.5		598.3
(Income) attributable to noncontrolling interest	(1.5)	-		(1.5)	(0.1)	-		(0.1)
Net (loss) / income attributable to shareholders	(243.1)	2,070.7		1,827.6	48.7	549.5		598.2
Dividends on preferred shares	69.6	(69.6)	(10)	-	-	-	(10)	-
Net (loss) / income attributable to ordinary shareholders	$ (312.7)	$ 2,140.3		$ 1,827.6	$ 48.7	$ 549.5		$ 598.2

(Loss) / earnings per share attributable to ordinary shareholders:
Basic	$ (0.80)			$ 4.66	$ 0.28			$ 3.43
Diluted	$ (0.80)			$ 4.41	$ 0.28			$ 3.42

Weighted average shares outstanding:
Basic	392.6			392.6	174.2			174.2
Diluted	392.6			414.4	175.0			175.0

Footnotes to the statement
(1)	Net revenues – Amounts included in the quarters ended June 30, 2015 and 2014 primarily represents the continuing results from Western European assets sold in the second quarter of 2014.
(2)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the quarter ended June 30, 2015 includes amortization of the Forest, Allergan, Auden and Durata related inventory step ups of $493.2 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the quarter ended June 30, 2015 was severance and severance related costs incurred in connection with the Allergan acquisition of $6.8 million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $7.5 million, the impact of the Company's global supply chain excellence initiative of $8.2 million, expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $4.4 million, and amounts recorded from the continuing results from Western European assets sold in Q2 14 of $23.0 million.

(3)

Research and development – Research and development costs in the quarter ended June 30, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $6.8 million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $37.4 million, a reduction in contingent consideration obligations, net of $(25.1) million and milestone payments associated with select R&D projects of $30.0 million.

(4)

Selling, general and administrative.  Selling and marketing costs in the quarter ended June 30, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $5.0 million, other integration costs related to the Allergan acquisition of $5.6 million and the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $39.5 million.  General and administrative costs in the quarter ended June 30, 2015 primarily included integration and severance expenses associated with the Allergan and Forest acquisitions of $78.1 million, the foreign exchange impact on contingent consideration obligations of $(7.0) million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $47.1 million and the reversal of mark-to-market unrealized (gains) / losses associated with foreign currency options exercisable in future periods of $37.7 million.

(5)	Amortization – Includes amortization of acquired intangibles including product rights.
(6)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments in the quarter ended June 30, 2015 relate primarily to a reduction in cash flows for women's healthcare portfolio products acquired in the Warner Chilcott acquisition.

(7)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(8)

Other income (expense), net – Other income (expense), net for the quarter ended June 30, 2015 primarily relates to the impairment of royalty rights of $38.8 million due to a contract termination.  Also included in this amount is a loss resulting from the sale of the Company's Australian generics business to Amneal Pharmaceuticals of $13.6 million, offset, in part by miscellaneous gains.

(9)	Provision for income taxes - In addition to the income tax impact on the items above, the provision for income taxes included the impact of select discrete items.
(10)	Dividends on preferred shares - The dividend impact is excluded from dilutive EPS as the Company is assuming the "if-converted" method of preferred shares.
(11)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) –  Amount in cost of sales in the quarter ended June 30, 2014 included amortization of the Warner Chilcott and Silom related inventory step ups of $85.4 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the quarter ended June 30, 2014 was severance and severance related costs of $3.8 million, the impact of the Company's global supply chain excellence initiative of $11.0 million, expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $7.2 million, and amounts recorded from the continuing results from Western European assets sold in Q2 14 of $38.3 million.

(12)

Research and development –  Amounts in research and development expenses in the quarter ended June 30, 2014 includes fair market value adjustments relating to contingent consideration liabilities assumed as part of acquisition accounting, including accretion, which created income in the quarter of $28.2 million.

(13)

Selling, general and administrative – Selling and marketing costs in the quarter ended June 30, 2014 primarily included contract termination fees relating to a former co-promotion agreement of $10.0 million.  General and administrative expenses in the quarter ended June 30, 2014 primarily included fees incurred for the then pending acquisition of Forest Laboratories of $34.5 million, integration costs in connection with the acquisitions of legacy Actavis and Warner Chilcott of $7.8 million, the impact of our global supply chain initiative of $3.3 million and acquisition related fees for the Silom acquisition of $3.5 million.

(14)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments in the quarter ended June 30, 2014 related primarily to the Estelle and Colvir products acquired in the Uteron Pharma acquisition after an identified triggering event.  Asset sales and impairments related to the net impairment of some of our legacy manufacturing plants as part of the overall global supply chain initiatives.

(15)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Warner Chilcott acquisition.
(16)

Other income (expense), net – Other income (expense), net for the quarter ended June 30, 2014 includes the expensing of bridge loan commitment fees incurred in connection with the then pending Forest acquisition of $13.5 million and the loss on the sale of the Western European assets divested of $20.9 million.

The following table presents Allergan plc's GAAP and Non-GAAP statement of operations for the six months ended June 30, 2015 and 2014:

								Table 2
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO NON-GAAP STATEMENT OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Six Months Ended				Six Months Ended
	June 30, 2015				June 30, 2014

	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Net revenues	$ 9,989.2	$ (55.0)	(1)	$ 9,934.2	$ 5,322.3	$ (144.0)	(1)	$ 5,178.3

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	3,843.5	(892.8)	(2)	2,950.7	2,589.5	(360.6)	(11)	2,228.9
Research and development	885.9	(195.9)	(3)	690.0	329.5	29.9	(12)	359.4
Selling, general and administrative	2,889.7	(768.9)	(4)	2,120.8	1,120.5	(139.3)	(13)	981.2
Amortization	2,598.9	(2,598.9)	(5)	-	847.1	(847.1)	(5)	-
In-process research and development impairments	197.6	(197.6)	(6)	-	16.3	(16.3)	(14)	-
Asset sales and impairments, net	58.4	(58.4)	(6)	-	5.4	(5.4)	(14)	-
Total operating expenses	10,474.0	(4,712.5)		5,761.5	4,908.3	(1,338.8)		3,569.5
Operating (loss) / income	(484.8)	4,657.5		4,172.7	414.0	1,194.8		1,608.8

Non-operating income (expense):
Interest income	4.4	-		4.4	2.2	-		2.2
Interest expense	(511.8)	(31.2)	(7)	(543.0)	(151.9)	(10.9)	(15)	(162.8)
Other income (expense), net	(246.7)	247.7	(8)	1.0	(30.8)	34.6	(16)	3.8
Total other income (expense), net	(754.1)	216.5		(537.6)	(180.5)	23.7		(156.8)
(Loss) / income before income taxes and noncontrolling interest	(1,238.9)	4,874.0		3,635.1	233.5	1,218.5		1,452.0
(Benefit) / provision for income taxes	(485.0)	1,008.8	(9)	523.8	88.0	154.6	(9)	242.6
Net (loss) / income	(753.9)	3,865.2		3,111.3	145.5	1,063.9		1,209.4
(Income) attributable to noncontrolling interest	(1.2)	-		(1.2)	(0.3)	-		(0.3)
Net (loss) / income attributable to shareholders	(755.1)	3,865.2		3,110.1	145.2	1,063.9		1,209.1
Dividends on preferred shares	92.8	(92.8)	(10)	-	-	-	(10)	-
Net (loss) / income attributable to ordinary shareholders	$ (847.9)	$ 3,958.0		$ 3,110.1	$ 145.2	$ 1,063.9		$ 1,209.1

(Loss) / earnings per share attributable to ordinary shareholders:
Basic	$ (2.48)			$ 9.11	$ 0.83			$ 6.95
Diluted	$ (2.48)			$ 8.71	$ 0.83			$ 6.91

Weighted average shares outstanding:
Basic	341.3			341.3	174.0			174.0
Diluted	341.3			357.1	175.0			175.0

Footnotes to the statement
(1)	Net revenues – Amounts included in the six months ended June 30, 2015 and 2014 primarily represents the continuing results from Western European assets sold in the second quarter of 2014.
(2)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the six months ended June 30, 2015 includes amortization of the Forest, Allergan, Auden, Warner Chilcott and Durata related inventory step ups of $706.1 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Cost of sales in the six months ended June 30, 2015 includes the expensing of inventory, inclusive of the purchase accounting step up related to unsalable inventory resulting from the sale of the Company's respiratory business to Astra Zeneca of $35.3 million.  Also included in cost of sales for the six months ended June 30, 2015 was severance and severance related costs incurred in connection with the Allergan acquisition of $21.3 million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $14.9 million, the impact of the Company's global supply chain excellence initiative of $26.0 million, expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $32.4 million, and amounts recorded from the continuing results from Western European assets sold in Q2 14 of $55.7 million.

(3)

Research and development – Research and development costs in the six months ended June 30, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $67.4 million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $103.7 million, a reduction in contingent consideration obligations, net of $(24.6) million and milestone payments associated with select R&D projects of $40.0 million.

(4)

Selling, general and administrative.  Selling and marketing costs in the six months ended June 30, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $61.8 million and the Forest acquisition of $9.8 million, other integration costs related to the Allergan acquisition of $5.6 million and the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $75.7 million.  General and administrative costs in the six months ended June 30, 2015 primarily included integration and severance expenses associated with the Allergan and Forest acquisitions of $208.8 million, acquisition related costs of $78.4 million, the foreign exchange impact on contingent consideration obligations of $8.0 million, , the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $243.5 million and the reversal of mark-to-market unrealized (gains) / losses associated with foreign currency options exercisable in future periods of $37.7 million.

(5)	Amortization – Includes amortization of acquired intangibles including product rights.
(6)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments in the six months ended June 30, 2015 relate primarily to a reduction in cash flows for women's healthcare portfolio products acquired in the Warner Chilcott acquisition.  Asset sales and impairments, net, in the six months ended June 30, 2015, included a loss on the impairment of our Australian generics business held for sale of $44.5 million and the movement in the fair value of other assets held for sale of $15.3 million, offset by miscellaneous gains.

(7)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(8)

Other income (expense), net – Other income (expense), net for the six months ended June 30, 2015 includes the amortization of bridge loan commitment fees incurred in connection with the Allergan acquisition of $264.9 million, a gain on an interest rate lock entered into in connection with the Allergan acquisition of $31.0 million and a loss on the sale of the respiratory business of $5.3 million including the impairment of royalty rights.  Also included in this amount is a loss resulting from the sale of the Company's Australian generics business to Amneal Pharmaceuticals of $13.6 million, offset, in part by miscellaneous gains.

(9)	Provision for income taxes - In addition to the income tax impact on the items above, the provision for income taxes included the impact of select discrete items.
(10)	Dividends on preferred shares - The dividend impact is excluded from dilutive EPS as the Company is assuming the "if-converted" method of preferred shares.
(11)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the six months ended June 30, 2014 included amortization of the Warner Chilcott and Silom related inventory step ups of $210.0 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the six months ended June 30, 2014 was integration and restructuring costs of $4.4 million, the impact of the Company's global supply chain excellence initiative of $22.4 million, expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $7.5 million, and amounts recorded from the continuing results from Western European assets sold in Q2 14 of $116.6 million.

(12)

Research and development –  Amounts in research and development expenses in the six months ended June 30, 2014 includes fair market value adjustments relating to contingent consideration liabilities assumed as part of acquisition accounting, including accretion, which created income in the quarter of $35.4 million.

(13)

Selling, general and administrative – Selling and marketing costs in the six months ended June 30, 2014 primarily included contract termination fees relating to a former co-promotion agreement of $10.0 million and the continuing results from Western European assets sold in the second quarter of 2014 of $26.6 million.  General and administrative expenses in the six months ended June 30, 2014 primarily included fees incurred for the then pending acquisition of Forest Laboratories of $48.6 million, restructuring charges associated with the Warner Chilcott acquisition, acquisition related fees for the Silom acquisition of $3.5 million, cost associated with holding our Western European assets for sale of $5.7 million as well as continuing results from Western European assets sold in the second quarter of 2014 of $6.9 million.

(14)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments in the six months ended June 30, 2014 related primarily to the Estelle and Colvir products acquired in the Uteron Pharma acquisition after an identified triggering event.  Asset sales and impairments related to the net impairment of some of our legacy manufacturing plants as part of the overall global supply chain initiatives.

(15)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Warner Chilcott acquisition.
(16)

Other income (expense), net – Other income (expense), net for the six months ended June 30, 2014 includes the expensing of bridge loan commitment fees incurred in connection with the then pending Forest acquisition of $23.0 million and the loss on the sale of the Western European assets divested of $20.9 million, offset, in part, by a gain on the sale of our investment in Columbia Laboratories, Inc. of $4.3 million.

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of June 30, 2015 and December 31, 2014.

		Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	June 30,	December 31,
	2015	2014

Assets
Cash and cash equivalents	$ 1,517.9	$ 250.0
Marketable securities	8.5	1.0
Accounts receivable, net	4,420.1	2,372.3
Inventories	2,786.0	2,075.5
Other current assets	1,716.4	1,233.7
Current assets held for sale	38.0	949.2
Property, plant and equipment, net	2,859.0	1,594.7
Investments and other assets	643.9	342.8
Product rights and other intangibles, net	72,825.0	19,188.4
Goodwill	51,596.3	24,521.5
Total assets	$ 138,411.1	$ 52,529.1

Liabilities & Equity
Current liabilities	$ 7,649.5	$ 4,992.7
Current liabilities held for sale	-	25.9
Long-term debt and capital leases	41,319.4	14,846.3
Deferred income taxes and other liabilities	17,367.7	4,328.7
Total equity	72,074.5	28,335.5
Total liabilities and equity	$ 138,411.1	$ 52,529.1

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2015 and 2014.

				Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net (loss) / income	$ (241.6)	$ 48.8	$ (753.9)	$ 145.5
Reconciliation to net cash provided by operating activities:
Depreciation	75.3	49.5	132.5	105.1
Amortization	1,673.5	422.9	2,598.9	847.1
Provision for inventory reserve	33.1	37.2	63.4	75.3
Share-based compensation	175.2	14.5	400.7	31.2
Deferred income tax benefit	(284.6)	(1.6)	(588.9)	(151.5)
In-process research and development impairments	197.6	16.3	197.6	16.3
Loss / (gain) on asset sales and impairment, net	0.6	27.8	58.4	27.4
Amortization of inventory step up	493.2	85.4	706.1	210.0
Amortization of deferred financing costs	12.2	15.3	280.5	26.4
Accretion and contingent consideration	(20.7)	(20.9)	8.1	(27.9)
Excess tax benefit from stock-based compensation	(0.2)	14.1	(36.3)	(22.7)
Other, net	70.8	0.9	64.3	(10.0)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(194.0)	(49.3)	(896.1)	(162.9)
Decrease / (increase) in inventories	(32.1)	(45.5)	(234.8)	(154.4)
Decrease / (increase) in prepaid expenses and other current assets	24.2	8.7	83.1	30.5
Increase / (decrease) in accounts payable and accrued expenses	(247.5)	75.6	108.6	53.0
Increase / (decrease) in income and other taxes payable	(258.6)	(214.5)	(216.2)	(101.4)
Increase / (decrease) in other assets and liabilities	(75.1)	(15.7)	(49.7)	(27.9)
Net cash provided by operating activities	1,401.3	469.5	1,926.3	909.1
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(111.6)	(38.3)	(248.2)	(80.8)
Additions to product rights and other intangibles	(20.0)	-	(28.5)	-
Additions to investments	(6.0)	-	(21.0)	-
Proceeds from the sale of investments and other assets	65.3	3.0	855.8	18.0
Proceeds from sales of property, plant and equipment	6.6	0.8	81.5	4.2
Acquisitions of business, net of cash acquired	(463.7)	(119.2)	(35,109.9)	(119.2)
Net cash (used in) investing activities	(529.4)	(153.7)	(34,470.3)	(177.8)
Cash Flows From Financing Activities:
Proceeds from borrowings on long-term indebtedness	0.8	3,676.2	26,456.4	3,676.2
Proceeds from borrowings of credit facility and other	72.0	80.0	2,882.0	80.0
Debt issuance and other financing costs	-	(31.6)	(310.8)	(51.9)
Payments on debt, including capital lease obligations	(1,436.2)	(141.7)	(4,096.2)	(467.8)
Proceeds from issuance of preferred shares	-	-	4,929.7	-
Proceeds from issuance of ordinary shares	-	-	4,071.1	-
Proceeds from stock plans	65.6	1.7	108.2	8.1
Payments of contingent consideration	(67.4)	-	(92.0)	(7.8)
Repurchase of ordinary shares	(36.9)	(2.4)	(101.0)	(59.4)
Dividends	(68.7)	-	(68.7)	-
Excess tax benefit from stock-based compensation	0.2	(14.1)	36.3	22.7
Net cash provided by / (used in) financing activities	(1,470.6)	3,568.1	33,815.0	3,200.1
Effect of currency exchange rate changes on cash and cash equivalents	1.7	(1.9)	(3.1)	(3.8)
Movement in cash held for sale	-	73.9	-	37.0
Net increase / (decrease) in cash and cash equivalents	(597.0)	3,955.9	1,267.9	3,964.6
Cash and cash equivalents at beginning of period	2,114.9	337.7	250.0	329.0
Cash and cash equivalents at end of period	$ 1,517.9	$ 4,293.6	$ 1,517.9	$ 4,293.6

The following table presents a reconciliation of reported net (loss) / income attributable to ordinary shareholders and diluted earnings per share to Non-GAAP net income and diluted earnings per share for the three and six months ended June 30, 2015 and June 30, 2014:

					Table 5
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2015	2014	2015	2014

GAAP to non-GAAP net income calculation

	Reported GAAP net (loss) / income attributable to ordinary shareholders	$ (243.1)	$ 48.7	$ (755.1)	$ 145.2
	Adjusted for:
	Amortization	1,673.5	422.9	2,598.9	847.1
	Global supply chain initiative(1)	8.2	14.9	26.0	30.3
	Acquisition and licensing charges (2)	711.5	165.6	1,884.9	310.0
	Accretion on contingent liabilities	8.9	4.4	12.9	8.4
	Impairment/asset sales and related costs	244.9	19.7	310.0	22.6
	Non-recurring losses (gains)	37.7	-	37.7	(1.4)
	Legal settlements	3.0	1.5	3.6	1.5
	Income taxes on items above	(617.0)	(79.5)	(1,008.8)	(154.6)
	Non-GAAP net income attributable to ordinary shareholders	$ 1,827.6	$ 598.2	$ 3,110.1	$ 1,209.1

Diluted earnings per share

	Diluted (loss) earnings per share - GAAP	$ (0.80)	$ 0.28	$ (2.48)	$ 0.83

	Diluted earnings per share - Non-GAAP	$ 4.41	$ 3.42	$ 8.71	$ 6.91

	Basic weighted average ordinary shares outstanding	392.6	174.2	341.3	174.0
	Effect of dilutive securities:
	Dilutive shares	21.8	0.8	15.8	1.0
	Diluted weighted average ordinary shares outstanding	414.4	175.0	357.1	175.0

(1)	Includes accelerated depreciation charges.

(2)	Includes stock-based compensation due to the Allergan, Forest and Warner Chilcott acquisitions.

The following table presents a reconciliation of reported net (loss) / income attributable to ordinary shareholders for the three and six months ended June 30, 2015 and 2014 to adjusted EBITDA:

				Table 6
ALLERGAN PLC
ADJUSTED EBITDA, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP net (loss) / income attributable to shareholders	$ (243.1)	$ 48.7	$ (755.1)	$ 145.2
Plus:
Interest expense	339.9	79.1	511.8	151.9
Interest income	(2.6)	(1.2)	(4.4)	(2.2)
(Benefit) / provision for income taxes	(307.3)	43.6	(485.0)	88.0
Depreciation (includes accelerated depreciation)	75.3	49.5	132.5	105.1
Amortization	1,673.5	422.9	2,598.9	847.1
EBITDA	1,535.7	642.6	1,998.7	1,335.1
Adjusted for:
Global supply chain initiative	8.2	10.4	26.0	16.5
Acquisition and licensing and other charges	599.4	168.9	1,478.4	308.3
Impairment/asset sales and related costs	244.9	19.7	310.0	22.6
Non-recurring losses (gains)	37.7	-	37.7	(1.4)
Legal settlements	3.0	1.5	3.6	1.5
Accretion on contingent liabilities	8.9	4.4	12.9	8.4
Share-based compensation	175.2	14.5	527.8	31.2
Adjusted EBITDA	$ 2,613.0	$ 862.0	$ 4,395.1	$ 1,722.2

The following tables present a reconciliation of reported net revenues, cost of sales and SG&A for the three and six months ended June 30, 2015 and 2014 to adjusted net revenues, adjusted cost of sales, adjusted gross profit, adjusted gross margin as a percentage of adjusted net revenues, adjusted SG&A and adjusted SG&A as a percentage of adjusted net revenues:

				Table 7
ALLERGAN PLC
ADJUSTED GROSS MARGIN AS A PERCENTAGE OF ADJUSTED NET REVENUES
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Revenues:
Net revenues	$ 5,755.0	$ 2,667.2	$ 9,989.2	$ 5,322.3
Adjustments to net revenue ((remove from) / add to)
Purchase accounting adjustments	-	5.5	-	5.5
Operating results of assets held for sale / sold	(23.5)	(37.4)	(55.0)	(149.5)
Adjusted net revenues	$ 5,731.5	$ 2,635.3	$ 9,934.2	$ 5,178.3

Cost of Sales (1):
Cost of Sales	$ 2,130.1	$ 1,296.5	$ 3,843.5	$ 2,589.5
Adjustments to cost of sales ((remove from) / add to)
Integration and restructuring	(6.6)	(3.5)	(22.4)	(4.1)
Contingent consideration fair value and accretion adjustment	(4.4)	(7.2)	(32.4)	(7.5)
Operating results and disposal impact of assets held for sale / sold	(23.0)	(38.3)	(91.0)	(116.6)
Operational Excellence Initiative	(8.2)	(11.0)	(26.0)	(22.4)
Acquisition accounting fair market value adjustment to stock-based compensation	(7.5)	-	(14.9)	-
Purchase accounting adjustments	(493.2)	(85.4)	(706.1)	(210.0)
Adjusted cost of sales	$ 1,587.2	$ 1,151.1	$ 2,950.7	$ 2,228.9
Adjusted gross profit	4,144.3	1,484.2	6,983.5	2,949.4
Adjusted gross margin as a percentage of adjusted net revenues	72.3%	56.3%	70.3%	57.0%

SG&A:
SG&A	$ 1,461.2	$ 561.6	$ 2,889.7	$ 1,120.5
Adjustments to SG&A ((remove from) / add to)
Legal matters	(3.0)	(1.5)	(3.0)	(1.5)
Acquisition, integration & restructuring expenses	(90.7)	(52.9)	(365.4)	(46.7)
Acquisition related currency gains	-	-	39.7	-
Mark to market adjustments	(37.7)	-	(37.7)	-
Costs associated with holding assets out for sale	-	(0.5)	-	(5.7)
Global supply chain initiative accelerated depreciation and severance costs	-	(3.3)	-	(6.4)
Contract termination payments	-	(10.0)	-	(10.0)
Other	-	-	(0.6)	1.4
Acquisition related costs	-	-	(78.4)	(36.9)
Operating results and disposal impact of assets held for sale / sold	-	-	(4.3)	(33.5)
Acquisition accounting fair market value adjustment to stock-based compensation	(86.6)	-	(319.2)	-
Adjusted SG&A	$ 1,243.2	$ 493.4	$ 2,120.8	$ 981.2
Adjusted SG&A as a percentage of adjusted net revenues	21.7%	18.7%	21.3%	18.9%

(1) Cost of sales excludes amortization and impairment of acquired intangibles.

The following table presents a reconciliation of expected GAAP Research & Development expense to adjusted Research & Development expense for the three and six months ended June 30, 2015 and 2014, respectively:

										Table 8
ALLERGAN PLC
ADJUSTED R&D EXPENSE
(Unaudited; in millions)

	Three Months Ended June 30, 2015					Six Months Ended June 30, 2015
(Unaudited; $ in millions)	Generic Development	Brand Development	Biosimilars	US Medical	Total	Generic Development	Brand Development	Biosimilars	US Medical	Total
Research and Development expense	$ 109.0	$ 326.5	$ 18.1	$ 1.3	$ 454.9	$ 220.4	$ 631.6	$ 32.6	$ 1.3	$ 885.9
Adjustments to research and development ((remove from) / add to)
Contingent consideration fair value adjustments adjustments and accretion	(0.4)	25.5	-	-	25.1	(0.4)	25.0	-	-	24.6
Brand related milestone payments and upfront option payments	-	(30.0)	-	-	(30.0)	-	(40.0)	-	-	(40.0)
Acquisition, integration & restructuring expenses	(2.0)	(4.6)	-	-	(6.6)	(3.7)	(73.1)	-	-	(76.8)
Acquisition accounting fair market value adjustment to stock-based compensation	-	(37.4)	-	-	(37.4)	-	(103.7)	-	-	(103.7)
Adjusted research and development expense	$ 106.6	$ 280.0	$ 18.1	$ 1.3	$ 406.0	$ 216.3	$ 439.8	$ 32.6	$ 1.3	$ 690.0

	Three Months Ended June 30, 2014					Six Months Ended June 30, 2014
(Unaudited; $ in millions)	Generic Development	Brand Development	Biosimilars	US Medical	Total	Generic Development	Brand Development	Biosimilars	US Medical	Total
Research and Development expense	$ 124.3	$ 9.4	$ 24.3	$ -	$ 158.0	$ 238.2	$ 42.6	$ 48.7		$ 329.5
Adjustments to research and development ((remove from) / add to)
Contingent consideration fair value adjustments adjustments and accretion	-	3.5	-	-	3.5	-	10.7	-	-	10.7
Write-off of contingent consideration	-	24.7	-	-	24.7	-	24.7	-	-	24.7
Integration and restructuring expenses	-	-	-	-	-	(0.3)	-	-	-	(0.3)
Operating results for assets held for sale	-	-	-	-	-	(2.7)	-	-	-	(2.7)
Brand related milestone payments and upfront option payments	-	-	-	-	-	-	-	-	-	-
Accelerated depreciation and product transfer costs	(0.6)	-	-	-	(0.6)	(1.5)	-	-	-	(1.5)
Acquisition, integration & restructuring expenses	(0.8)	-	-	-	(0.8)	(0.8)	-	-	-	(0.8)
Acquisition related settlements	-	-	-	-	-	-	(0.2)	-	-	(0.2)
Adjusted research and development expense	$ 122.9	$ 37.6	$ 24.3	$ -	$ 184.8	$ 232.9	$ 77.8	$ 48.7	$ -	$ 359.4

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558